As filed with the Securities and Exchange Commission on May 20, 2009.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

First Midwest Bancorp, Inc.
(Exact name of registrant as specified in its charter)

Delaware	36-3161078
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Pierce Place, Suite 1500, P.O. Box 459, Itasca, Illinois 60143
(Address, including zip code, of registrant's principal executive offices)

First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan
(Full title of the plan)

Cynthia A. Lance
Executive Vice President and Corporate Secretary
First Midwest Bancorp, Inc.
One Pierce Place,
Suite 1500, P.O. Box 459
Itasca, Illinois 60143
(630) 875-7345

(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [X]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [ ]

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, par value $.01 per share (2)	1,000,000 shares (3)	$9.84	$9,840,000	$549.07

(1)

Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(h)(1) on the basis of the average of the high and low sales prices of the Common Stock of First Midwest Bancorp, Inc. (the "Company") on the Nasdaq Stock Market on May 18, 2009.

(2)		Includes associated preferred share purchase rights.
(3)

Pursuant to Rule 416(a), this Registration Statement also covers such indeterminate number of additional securities as may become issuable under the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan as the result of any future stock splits, stock dividends or similar transactions.

Pursuant to Rule 429 under the Securities Act the document containing the information required by Part 1 of this Registration Statement on Form S-8 also relates to the Registrant's shares of Common Stock previously registered on Registration Statements on Form S-8 (File Nos. 33-42980, 333-42273 and 333-61090).

EXPLANATORY NOTE

This Registration Statement relates to the registration of 1,000,000 additional shares of Common Stock, $.01 par value per share, of First Midwest Bancorp, Inc. (the "Registrant") reserved for issuance and delivery under the First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan (formerly, the First Midwest Bancorp, Inc. 1989 Omnibus Stock and Incentive Plan) (the "Plan"). Such additional shares are being reserved pursuant to an amendment to increase the number of shares authorized to be issued under the Plan, which was approved by the Registrant's shareholders on May 20, 2009.

Pursuant to Registration Statements on Form S-8 filed by the Registrant on (1) September 25, 1991 (File No. 33-42980); (2) December 15, 1997 (File No. 333-42273); and (3) May 17, 2001 (File No. 333-61090), the Registrant has previously registered an aggregate of 5,145,313 shares of Common Stock (as adjusted to reflect all stock splits and stock dividends to date) of which 733,624 shares remain available for issuance and 2,473,272 shares are subject to currently outstanding option grants as of May 19, 2009. The contents of the Form S-8 Registration Statements (File Nos. 33-42980, 333-42273 and 333-61090) are incorporated herein by reference pursuant to General Instruction E to Form S-8, except as the same may be modified by the information set forth herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I, which also relate to the remaining shares available for issuance that were previously registered under the above-referenced Registration Statements, will be sent or given to eligible participants in the Plan as specified by Rule 428(b) of the Securities Act. Consistent with the instructions of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission ("SEC") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Copies of such documents are available to participants in the Plan without charge, upon written or oral request to First Midwest Bancorp, Inc., One Pierce Place, Suite 1500, P.O. Box 459, Itasca, Illinois 60143, Attn: Corporate Secretary.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed with the SEC by the Company are hereby incorporated by reference and made a part of this Registration Statement:

  The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008;

  All other reports filed by the Company with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2008, except for information furnished pursuant to Items 2.02 and 7.01 of Form 8-K; and

  A description of the Common Stock, and preferred stock purchase rights associated with the Common Stock, as contained in the Company's Registration Statement on Form 8-A, dated February 17, 1989 and all subsequent amendments and reports filed with the SEC by the Company for the purpose of updating that description.

All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified, superseded or replaced for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the Delaware General Corporation Law (the "DGCL") as well as the organizational documents of the Company and the Company's form of Indemnification Agreement as filed with the SEC.

 Statute: Section 145 of the DGCL provides that, subject to certain limitations in the case of suits brought by a corporation and derivative suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any suit or proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him in connection with the action, through, among other things, a majority vote of the directors who were not parties to the suit or proceeding, if the person (1) acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and (2) in a criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 145(b) of the DGCL provides that no such indemnification of directors, officers, employees or agents may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Organization Documents: The Company's Amended and Restated By-laws and Restated Certificate of Incorporation provide for indemnification of the directors, officers, employees and other agents of the Company to the fullest extent not prohibited by Delaware law. The Company's Restated Certificate of Incorporation is consistent with Section 102(b)(7) of the DGCL, which generally permits a corporation to include a provision limiting the personal liability of a director in the corporation's certificate of incorporation. With limitations, this provision eliminates the personal liability of the Company's directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. However, this provision does not eliminate director liability: (1) for breaches of duty of loyalty to the Company and its stockholders; (2) for acts of omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for transactions from which a director derives improper personal benefit; or (4) under Section 174 of the DGCL. Section 174 of the DGCL makes directors personally liable for unlawful dividends and stock repurchases or redemptions and expressly sets forth a negligence standard with respect to such liability. While this provision protects the directors from awards for monetary damages for breaches of their duty of care, it does not eliminate their duty of care. The limitations in this provision have no effect on claims arising under the securities laws.

Contractual Obligation: The Company has entered into agreements to indemnify its directors and executive officers (in addition to the indemnification provided for in the Company's Amended and Restated By-laws and Amended and Restated Certificate of Incorporation) and the directors and executive officers of its wholly owned subsidiary First Midwest Bank. These agreements, among other things, will indemnify the directors and executive officers for all direct and indirect expenses and costs (including, without limitation, all reasonable attorneys' fees and related disbursements, other out of pocket costs and reasonable compensation for time spent by such persons for which they are not otherwise compensated by the Company or any third party) and liabilities of any type whatsoever (including, but not limited to, judgments, fines and settlement fees) actually and reasonably incurred by such person in connection with either the investigation, defense, settlement or appeal of any threatened, pending or completed action suit or other proceeding, including any action by or in the right of the Company or First Midwest Bank, arising out of such person's services as a director, officer, employee or other agent of the Company or First Midwest Bank, any subsidiary of the Company or any other company or enterprise to which the person provides services at the request of the Company. The Company believes that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

Insurance: The Company maintains liability insurance for the benefit of its directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable

Item 8. Exhibits

The exhibits listed in the Exhibit Index beginning immediately following the signature pages hereto are filed herewith or incorporated herein by reference.

Item 9. Undertakings

     The Company hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if this Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)  To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    That, for the purpose of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act, that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering hereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to in Item 6 of this Registration Statement, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Itasca and State of Illinois on the 20th day of May, 2009.

FIRST MIDWEST BANCORP, INC.

By:     /S/ MICHAEL L. SCUDDER
       Michael L. Scudder
       President, Chief Executive Officer and Director

Each person whose signature appears below appoints Michael L. Scudder, Paul F. Clemens and Cynthia A. Lance, individually, as true and lawful attorneys-in-fact and agents, with full power of substitution to sign any amendments (including post-effective amendments) to this Registration Statement and to each registration statement amended hereby, and to file the same, with all exhibits and other related documents, with the Securities and Exchange Commission, with full power and authority to perform any necessary or appropriate act in connection with the amendment(s).

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 20th day of May, 2009.

Signatures
/S/ MICHAEL L. SCUDDER	President, Chief Executive Officer and Director
Michael L. Scudder
/S/ PAUL F. CLEMENS	Executive Vice President, Chief Financial Officer, and Principal Accounting Officer
Paul F. Clemens
/S/ ROBERT P. O'MEARA	Director, Chairman of the Board
Robert P. O'Meara
/S/ BARBARA A. BOIGEGRAIN	Director
Barbara A. Boigegrain
/S/ BRUCE S. CHELBERG	Director
Bruce S. Chelberg
/S/ JOHN F. CHLEBOWSKI, JR.	Director
John F. Chlebowski, Jr.
/S/ JOSEPH W. ENGLAND	Director
Joseph W. England
/S/ BROTHER JAMES GAFFNEY, FSC	Director
Brother James Gaffney, FSC
/S/ THOMAS M. GARVIN	Director
Thomas M. Garvin
/S/ PATRICK J. MCDONNELL	Director
Patrick J. McDonnell
/S/ JOHN E. ROONEY	Director
John E. Rooney
/S/ ELLEN A. RUDNICK	Director
Ellen A. Rudnick
/S/ THOMAS J. SCHWARTZ	Director
Thomas J. Schwartz
/S/ JOHN L. STERLING	Director
John L. Sterling
/S/ J. STEPHEN VANDERWOUDE	Director
J. Stephen Vanderwoude

EXHIBIT INDEX

Exhibit Number	Description of Documents
4.1	Restated Certificate of Incorporation is incorporated herein by reference to Exhibit 3 to the Quarterly Report on Form 10-K dated December 31, 2008.

4.2	Restated Bylaws of the Company is incorporated herein by reference to Exhibit 3 to the Current Report on Form 10-K dated December 31, 2008.

4.3

Amended and Restated Rights Agreement, Form of Rights Certificate dated November 15, 1995, is incorporated herein by reference to Exhibits (1) and (3) of the Company's Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 21, 1995.

4.4

First Amendment to Rights Agreements, dated June 18, 1997, is incorporated herein by reference to Exhibit 4 of the Company's Amendment No. 2 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on June 30, 1997.

4.5

Amended Certificate of Designation of Series A Preferred Stock, dated June 17, 1998, is incorporated herein by reference to Exhibit 4 to the Quarterly Report of the Company on Form 10-Q dated June 30, 1998.

4.6

Amendment No. 2 to Rights Agreements, dated November 14, 2005, is incorporated herein by reference to Exhibit 4.4 of the Company's Amendment No. 3 to the Registration Statement on Form 8-A filed with the Securities and Exchange Commission on November 16, 2005.

4.7

Amendment No. 3 to Rights Agreements, dated December 9, 2008, is incorporated herein by reference to Exhibit 4.1 of the Company's Amendment No. 4 to the Registration Statement on Form 8-A dated December 9, 2008, and any amendment or report filed for the purpose of updating this description.

5	Opinion of Vedder Price, P.C.

10.1	First Midwest Bancorp, Inc. Omnibus Stock and Incentive Plan

15	Acknowledgement of Ernst & Young LLP

23.1	Consent of Ernst & Young LLP

23.2	Consent of Vedder Price, P.C. (contained in Exhibit 5)

24	Power of Attorney (set forth on the signature page hereof).